UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  August 16, 2016

SOCIAL REALITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54996	45-2925231
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

456 Seaton Street, Los Angeles, CA  90013

(Address of principal executive offices)(Zip Code)

Registrant's telephone number, including area code:  (323) 694-9800 not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

On August 16, 2016 the board of directors of Social Reality, Inc. appointed Mr. William Anthony Packer to the board and as a member of the newly constituted Audit Committee. Biographical information for Mr. Packer is as follows:

William Anthony Packer. Mr. Packer, 76, has been a member of our board of directors since August 2016 and serves as a member of the Audit Committee of our board of directors. Mr. Packer, who is self-employed, has spent the majority of his career as a broadcaster of collegiate basketball for NBC and CBS. Over the period of 35 years, Mr. Packer broadcast 34 NCAA tournaments, including 33 straight national championships. Mr. Packer has been inducted into many Halls of Fame, including the College Basketball Hall of Fame and North Carolina Sports Hall of Fame. He has also been involved with many sports and business activities, such as developing the Nike Hoop Summit, The Tour DuPont, The Tour of China, and The Buckler Challenge. In addition to broadcasting and marketing, Mr. Packer has been involved with many real estate and corporate endeavors. He has been or is presently on the boards of the Naismith Basketball Hall of Fame, Olde Beau Golf & Country Club and Transbotics Corporation. He is also a member of the board of directors of Kure Corp., a Charlotte, North Carolina-based privately held company.

Consistent with our compensation policy for non-executive directors, upon his appointment to the board Mr. Packer was awarded a restricted stock grant under our 2016 Equity Compensation Plan of 7,692 shares of our Class A common stock valued at $10,000 as partial consideration for his services an independent director during 2016 and a restricted stock grant of 1,923 shares of our Class A common stock valued at $2,500 in connection with his appointment to the Audit Committee as described later in this report. He will also receive a $10,000 annual retainer, payable quarterly, and a per meeting fee of $2,000. There was no arrangement or understanding between Mr. Packer and any other person pursuant to which he was appointed to our board.

Item 8.01

Other Events.

On August 16, 2016 our board of directors established a standing Audit Committee comprised of independent directors and adopted the Audit Committee Charter. The Audit Committee assists the board in fulfilling its oversight responsibility relating to the integrity of our financial statements, our compliance with legal and regulatory requirements and the qualifications and independence of our independent registered public accountants. The Audit Committee is comprised of Rodney J. Dillman (Chairman), Martin A. Sumichrast and William Anthony Packer. The board has determined that both Mr. Dillman and Mr. Sumichrast qualify as an “audit committee financial expert” as defined by the SEC. A copy of the Audit Committee Charter will be posted on our corporate website at www.socialreality.com.

In February 2016 our board of directors established a standing Compensation and Nominating Committee of the board, comprised of Mr. Sumichrast and Messrs. Marc Savas and Malcolm Casselle, each of whom is an independent director. On August 16, 2016 this committee was split into two separate committees with the establishment of a standing Compensation Committee and a standing Corporate Governance and Nominating Committee, each to be comprised of independent directors, and the board adopted the Corporate Governance and Nominating Committee Charter. Messrs. Casselle (Chairman) and Savas were appointed as members of the Compensation Committee. A copy of the Compensation Committee Charter, when adopted, will be posted on our corporate website at www.socialreality.com. Messrs. Savas (Chairman) and Casselle were appointed as members of the Corporate Governance and Nominating Committee. A copy of the Corporate Governance and Nominating Committee Charter will be posted on our corporate website at www.socialreality.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOCIAL REALITY, INC.

Date: August 19, 2016	By:	/s/ Christopher Miglino
Christopher Miglino, Chief Executive Officer